Amendment to the Transfer Agency Agreement
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     AMENDMENT  made this 5th of May,  2003,  to that  certain  Transfer  Agency
Agreement, dated as of August 1, 2002 ("Transfer Agency Agreement"), between COMMONWEALTH CASH RESERVE FUND, INC. (herein called the "Company"), and PFM ASSET MANAGEMENT LLC (the "PFM").

     WHEREAS, the Company is registered as an open-end diversified, management investment company under the Investment Company Act of 1940, as amended ("1940 Act") and has, since 1994, issued shares representing a single investment portfolio; and

     WHEREAS, the Company has organized a second investment portfolio, interests in which are represented by a separate class of common stock of the Company, has designated such portfolio as the "CCRF Federal Portfolio" ("Federal Portfolio") and has redesignated its existing investment portfolio as the "CCRF Portfolio"; and

     WHEREAS, pursuant to the Transfer Agency Agreement, PFM currently provides to the Company certain transfer agency and related services necessary for the operation of the CCRF Portfolio and described in the Transfer Agency Agreement; and

     WHEREAS, the Company desires to appoint PFM to provide corresponding services to the Federal Portfolio; and

     WHEREAS, PFM is willing to provide such services in the same manner as such services are currently provided to the CCRF Portfolio.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Company hereby appoints PFM to serve as the transfer agent for the Federal Portfolio and to provide such transfer agency, registrar and dividend disbursing services (the "Services") as are described in the Transfer Agency Agreement and PFM accepts such appointment, under the terms and conditions set forth in such Transfer Agency Agreement, provided only that the PFM's obligations under such Transfer Agency Agreement as they relate to the Federal Portfolio shall become effective only upon the execution of this Amendment and the Company's obligation to compensate PFM and/or reimburse PFM for expenses incurred in connection with the provision of the Services, shall be effective only with respect to periods following the execution of this Amendment.

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     2.   REFERENCES.  Subject to the foregoing, the Company and PFM agree that, in construing the terms of the Transfer Agency Agreement:

               (i) all references therein to the Services to be provided by PFM to "the Fund" or to the "Company" shall apply equally to the Federal Portfolio and the CCRF Portfolio, if the context so requres;

               (ii) compensation  and/or expense  reimbursement to which PFM may be entitled under Section 17 of the Transfer Agency Agreement shall be payable with respect to each service only by the portfolio to which such services relate;

               (iii)in the event that it seeks indemnification under the Section
                    18 of the Transfer Agency Agreement with respect to any action taken (or not taken) by in connection with the provision of Services, PFM agrees that the Company will be obligated to satisfy any obligation that it may have under such indemnification provision only out of the assets of the portfolio with respect to which the action taken (or not taken) by PFM related.

               (iv) all references to the "Fund" shall,  other than with respect to the Services, be deemed references to the Company, if the context so requires.

     3. ERRATA. Section 11 of the Transfer Agency Agreement is amended to replace the words "annual report on Form N-1R" with the words "annual report to shareholders."

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

                                        COMMONWEALTH CASH RESERVE FUND, INC.

                                        BY:  ______________________________

                                        PFM ASSET MANAGEMENT LLC

                                        BY: ______________________________